Exhibit 99.1

BitNile Holdings’ subsidiary BitNile, Inc. enters into Hosting Agreement

The Hosting Agreement can provide 20 megawatts of power, enabling the operation of up to 6,500 S19j Pro Bitcoin miners

Las Vegas, NV, August 16, 2022 – BitNile Holdings, Inc. (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”) today announced that its wholly owned subsidiary, BitNile, Inc. (“BNI”), has entered into a hosting agreement (the “Agreement”) securing 20 megawatts of power with Compute North, LLC, a company that BNI believes to be a leader in sustainable, large-scale computing infrastructure and hosting services.

BNI’s entry into the Agreement, in conjunction with the ongoing expansion of our site in Michigan, is intended to maintain our plan to promptly install and operate the Bitcoin miners delivered to us by Bitmain Technologies Limited (“Bitmain”) throughout the year. The geographical distribution will also help us diversify the risk among our portfolio of mining equipment. We believe that the Agreement will enable us to power roughly 6,500 S19j Pro miners during August and September. Compute North has assigned a dedicated team in support of our new relationship and will begin receiving Bitcoin miners from us as soon as next week.

Milton “Todd” Ault, III, the Company’s Executive Chairman, stated, “We are excited about the new hosting relationship with one of the largest and most established companies in this space. Its expertise is expected to help us accelerate the pace at which we conduct our operations and will maximize overall efficiencies and ultimately profitability.”

As previously disclosed, BitNile has entered into purchase agreements with Bitmain for a total of approximately 20,600 Bitcoin miners, including 4,600 environmentally friendly S19 XP Antminers that feature a processing power of 140 terahashes per second (“TH/s”) and 16,000 S19j Pro Antminers that feature a processing power of 100 TH/s.

BitNile began receiving 300 S19j Pro Antminers per month from Bitmain in November 2021. Beginning in March 2022, this schedule increased to approximately 2,300 miners per month. Once all 20,600 miners are fully deployed and operational, we expect to achieve mining production capacity of approximately 2.24 exahashes per second.

The Company notes that all estimates and other projections are subject to the actual delivery and installation of Bitcoin miners, the volatility in Bitcoin market price, fluctuations in the mining difficulty level, and other factors that may impact the results of production or operations.

For more information on BitNile and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin. BitNile also provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, medical/biopharma, and textiles as well as operates a platform that lends to small cap companies. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

BitNile Holdings Investor Contact:

IR@BitNile.com or 1-888-753-2235